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                                                                      EXHIBIT 10
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                  ORGANOGENESIS INC. SEVERANCE BENEFITS PLAN
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     The purpose of this Plan is to provide severance benefits to certain key executives of ORGANOGENESIS INC. ("the Company") and its subsidiaries in the event of termination of employment following a Change in Control of the Company (as defined below). The effective date of this Plan is November 13, 1996. This Plan shall be administered by the Corporate Compensation Committee of the Company's Board of Directors or such other committee as the Board of Directors may designate (the "Plan Committee").


                            SECTION 1. DEFINITIONS

     As used in this Plan, the following terms have the meanings set forth below .


1.1 "Cause" -- a Participant's (a) continued failure to perform the Participant's duties with the Company (other than such failure occurring within 90 days after a Constructive Discharge Event) after written notice specifying such failure in reasonable detail is delivered to the Participant by the Company, (b) willful misconduct that is materially injurious to the Company, monetarily or otherwise, or (c) conviction of any crime involving an act of dishonesty or breach of trust. For purposes of determining whether Cause exists, no action or omission by a Participant shall be considered willful unless the Participant acted in bad faith or without reasonable belief that the action or omission was consistent with the best interests of the Company.

1.2 "Change in Control" -- A "Change in Control" shall occur or be deemed to have occurred only if any of the following events occur:

               (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

               (b) individuals who, as of the date this Plan is adopted, constitute the Board of Directors of the Company (as of the date thereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date thereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;
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               (c)  the stockholders of the Company approve a merger or
          consolidation of the Company with any other corporation, other than
          (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 30% of the combined voting power of the Company's then outstanding securities; or

               (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

1.3 "Code" -- the Internal Revenue Code of 1986, as amended. Reference to any provision of the Code shall be deemed to include such provision as renumbered or any replacing or similar provision of any amended or successor statute.

1.4 "Constructive Discharge Event" -- with respect to each Participant, the occurrence within 24 months following a Change in Control of any of the following without the Participant's written consent:

               (a) the termination or reduction of, or failure to provide, compensation, bonus opportunities or benefits at least equal to those provided pursuant to any retirement, benefit, or compensation plan or arrangement in which the Participant was participating immediately prior to the Change in Control (except when such action is offset by a concurrent increase in the Participant's annual base salary in an amount equal to the annual compensation, bonus opportunity or benefit lost by the Participant);

               (b) a material change, including a material reduction, in the Participant's title, job authorities, or responsibilities existing immediately prior to the Change in Control; or

               (c) a material reduction in any significant perquisites provided to the Participant immediately prior to the Change in Control; or

               (d) a relocation of the Participant's assigned work location of more than 50 miles from his or her principal work location immediately prior to the Change in Control, unless the new work location is closer to the Participant's principal residence.

1.5  "Deemed Annual Compensation" -- with respect to a Participant, the sum of
     (i) the annual rate of base salary in effect as of the last payroll period ending prior to the Change in Control or prior to a Qualifying Termination, whichever is greater, and (ii) the maximum annual bonus, incentive or similar award for which the Participant is eligible immediately prior to the Change in Control or the Qualifying Termination, whichever is higher.

1.6 "Participant" -- each executive of the Company listed on Appendix A is a Participant in the Plan. Additional Participants may be designated by the Plan Committee and such additional Participants, and the compensation and benefit continuation period applicable to each such additional Participant, shall be identified in records of the Plan Committee and/or by a supplement to Appendix A hereto.
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1.7  "Qualifying Termination" -- any termination of employment (a) of a
     Participant by the Company (or its successor) without Cause within 24 months following a Change in Control, other than by reason of disability or death or (b) by a Participant during the period commencing on the occurrence of a Constructive Discharge Event and ending 90 days following the Participant's receipt of written notice thereof under Section 3.1. A termination of employment by a Participant following a Constructive Discharge Event under clause (b) of the preceding sentence will constitute a Qualifying Termination notwithstanding that the Participant may have other reasons for terminating employment, including a desire to accept other employment.

1.8  "Severance Benefit Legislation" -- shall have the meaning set forth in
     Section 4.


 SECTION 2.  BENEFITS PAYABLE TO PARTICIPANTS TERMINATED FOLLOWING A CHANGE IN
                                    CONTROL

The Company shall provide, at the times and in the manner set forth in Section 3.3, the following benefits to each Participant who experiences a Qualifying Termination (subject to the provisions of Section 4 if the Participant is also entitled to any benefits under Severance Benefit Legislation):

2.1  Cash Payment -- a series of cash payments which in the aggregate equal the
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     Participant's Deemed Annual Compensation, multiplied by the number of years set forth opposite the Participant's name on Appendix A;

2.2  Insurance Coverage -- continued participation in all life, medical, health,
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     accident, or other insurance plans, programs, or arrangements of the
     Company in which the Participant was participating immediately prior to the Change in Control, for a number of years set forth opposite the Participant's name on Appendix A; participation in each such plan, program or arrangement will be on substantially the same terms and conditions as those that apply to active executive officers of the Company who are participating in such plan, program or arrangement; and

2.3  Additional "Gross-up Payment" in the Event of "Excess Parachute Payments" -
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     - in the event the Company determines, based upon the opinion of the
     Company's independent accounting advisors ("Accounting Firm") serving as such immediately prior to a Change in Control, that payment to any Participant of any amounts pursuant to Section 2.1 and 2.2, together with any other amounts received by the Participant from the Company that must be included in such determination (other than the Gross-up Payment made pursuant to this Section 2.3), would result in the payment of an "excess parachute payment," as defined in Section 280G(b) of the Code, then the Company shall pay the Participant the Gross-up Payment. The intent of the Gross-up payment is to put the Participant in approximately the same after-tax position the Participant would have been in the absence of imposition of the excise tax imposed on recipients of "excess parachute payments" under Section 4999 of the Code.

               (a) The Gross-up Payment shall be an amount which, after deductions for additional income taxes and the additional excise tax under Section 4999 of the Code resulting from the Gross-up Payment, will equal the excise tax under Section 4999 of the Code payable by the Participant on the payments (other than the Gross-up Payment) described in the preceding paragraph.

               (b) For purposes of Section 2.3(a), it shall be conclusively presumed that income taxes will be imposed on the Gross-up Payment at a combined federal and state rate of to 40%.
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2.4  In the event that the Company is unable to provide the insurance coverages called for in Section 2.2 because coverage under one or more of such benefit or insurance plans, programs or arrangements is available only to active employees of the Company, or the Company is otherwise prevented from providing such coverage by the insurance company or other carrier issuing such coverage, the Company will instead pay to the Participant the amount that the Company would have paid as premiums on behalf of the Participant for such coverage had it been available. In addition, the Company will cooperate in any reasonable way to assist the Participant to obtain replacement coverage, but the Company shall not be obligated to expend any amounts in addition to the payment provided for in the preceding sentence.


                SECTION 3.  PROCEDURES FOR OPERATION OF THE PLAN

3.1  Notice of Change in Control or Constructive Discharge Event.  The Company
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     shall cause written notice of the occurrence of a Change in Control to be sent to each Participant within 30 days thereof. The Company shall cause written notice of a Constructive Discharge Event to be sent to the affected Participant within 30 days thereof.

3.2  Notice of Reasons for Termination.
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               (a) If the Company terminates the employment of a Participant for
          Cause within 24 months following a Change in Control, the Company shall notify the Participant in writing within three days of such termination of the specific reason(s) for such termination.

               (b) If a Qualifying Termination occurs following a Constructive Discharge Event under Section 1.7(b), the Participant shall within 15 days after the termination notify the Company in writing of the effective date of such termination.

               (c) The written notices required by this section (and any other notices under this Plan) may be delivered to the Participant at his or her home address on the personnel records of the Company, and to the Company, c/o Director-Human Resources Department, Organogenesis Inc., 150 Dan Road, Canton, MA 02021, in each case by hand, by receipted delivery or messenger service, or by first-class mail postmarked within the applicable notice period.

3.3  Payment of Benefits. The Company shall, in the event of a Qualifying
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     Termination, make cash payments required by Section 2 to the Participant in equal monthly installments over the number of years set forth opposite the Participant's name on Appendix A, with the first monthly installment to be due within 30 days after the Qualifying Termination; provided, however, that the Company in its sole discretion may elect to prepay any such installments or pay all amounts due in a lump-sum.

3.4  Claims and Claims Review Procedures.  The Plan Committee shall establish
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     appropriate procedures for the presentation and review of claims by
     Participants for benefits under this Plan.
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              SECTION 4.  EFFECT OF SEVERANCE BENEFIT LEGISLATION

Benefits under the Plan are intended to coordinate with payments by the Company to the Participant and/or coverage under any Company benefit plan afforded to the Participant under any applicable federal and state legislation in effect from time to time and providing for monetary payments and/or benefit plan coverage to an employee of the Company in the event of termination of employment (following a change-in-control or otherwise) ("Severance Benefit Legislation"). If for any particular termination, the benefits that a Participant would receive under Severance Benefit Legislation equal or exceed the benefits that the Participant would be entitled to receive under the Plan, the provisions of the Severance Benefit Legislation shall govern and no benefits shall be paid or provided under this Plan. If the benefits that a Participant would receive under this Plan exceed the benefits that the Participant would be entitled to receive under Severance Benefit Legislation, the benefits under this Plan shall be paid to the Participant, but shall be offset by the benefits provided to the Participant under the Severance Benefit Legislation.


                           SECTION 5.  MISCELLANEOUS

5.1  Amendment and Termination.  This Plan may be amended or terminated by the
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     Board of Directors of the Company at any time; provided, however, that any
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     such amendment or termination shall not operate to materially adversely affect the rights under this Plan of any person who is then a Participant without the consent of such Participant.

5.2  No Contract of Employment. This Plan does not constitute a contract of
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     employment, and nothing herein shall affect the Company's ability to terminate a Participant's employment at any time, with or without cause, nor shall this Plan be construed as establishing a policy for, or providing a right to require the Company to provide, any benefits prior to a Change in Control.

5.3  Rights of Participants.
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               (a) Participants shall not be required to mitigate damages or the amount of any payments under this Plan, nor shall the amount of any such payment be reduced by any compensation earned by the Participant as a result of his or her employment after termination of employment with the Company.

               (b) No rights of any Participant under this Plan may be released, modified, waived, or discharged by a Participant except in a writing signed by the Participant. No failure or delay by any Participant in exercising any right under this Plan shall operate as a waiver thereof. This Plan shall not supersede or in any way limit the rights, duties, or obligations the Participant may have under any other written agreement with the Company.

               (c) After a Change in Control, the Company shall pay all reasonable legal fees, costs, and other expenses incurred by any Participant in enforcing his or her rights under this Plan.

               (d) This Plan shall inure to the benefit of and be enforceable by each Participant's heirs and personal or legal representatives. Upon the death of a Participant, any amount that would be payable if he or she had continued to live shall be paid in accordance with the terms of this Plan to his or her designated beneficiary or, if none has been designated, to his or her estate. To the extent permitted by law, the rights of a Participant under this Plan may not be sold, assigned, pledged, or otherwise transferred and shall not be subject to attachment, garnishment, levy, or execution.
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5.4  Relationship to Other Employee Benefits: Funding.
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               (a) Subject to Section 4, all benefits provided under this Plan shall be in addition to any pension, disability, worker's compensation, other benefit plan distribution, unpaid vacation, or other unpaid compensation plan rights that the Participant has at the date of his or her termination of employment by the Company.

               (b) Subject to Section 4, nothing in this Plan shall be deemed to limit the type or amount of benefits that may be provided to any Participant or any other employee of the Company under other plans or arrangements, whether or not in connection with a Change in Control.

               (c) The Company may elect to fund its obligations under this Plan but shall not be required to do so. In any event, this Plan shall not be construed to grant to any Participant any right or interest in any property of the Company.

5.5  Successors.  Subject to Section 5.1, the obligations of the Company under
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     this Plan shall be binding upon the Company and any successor thereto or any successor to all or substantially all of its business or assets by purchase, merger, consolidation, or otherwise. The Company shall, in connection with any Change in Control and thereafter, require any successor to all or substantially all of its business or assets to expressly assume and agree to perform the obligations of the Company under this Plan, whether the succession is direct or indirect, by purchase, merger, consolidation, or otherwise.

5.6  Governing Law.  This Plan shall be governed by the laws of Massachusetts.
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5.7  Severability. If a provision of this Plan shall be held illegal or invalid,
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     the illegality or invalidity shall not affect the other provisions hereof, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

5.8  Headings. The section headings herein are for convenience only and shall
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     not affect the interpretation of this Plan.

5.9  Withholding.  All amounts payable under this Plan shall be subject to any
     -----------
     required tax withholding by the Company.

5.10 ERISA Matters. This Plan is intended to be an unfunded deferred
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     compensation plan for a select group of management or highly compensated employees within the meaning of ERISA. This Plan shall be administered and interpreted accordingly. The Plan Committee is the named fiduciary of this Plan and has the authority to control and manage the operation and administration of the Plan.


Executed on   11/13/96
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                                    ORGANOGENESIS, INC.



                                    By:/S/ Herbert M. Stein
                                       --------------------
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                                  Appendix A
                                  ----------

Continuation                                   Compensation and Benefit
Name of Participant       Title                Period under Sections 2.1 and 2.2
-------------------       -----                ---------------------------------


Stein, H.M.               Chairman of the Board                 3 years
                          and Chief Executive Officer


Rovee, D.T.               President and Chief                   2 years
                          Operating Officer


Parenteau, N.L.           Senior Vice President                 1 year
                          and Chief Scientific Officer


Sabolinski, M.L.          Senior Vice President,                1 year
                          Corporate Development and
                          Medical Affairs


Abelli, D.L.              Vice President. Finance  and          1 year
                          Administration, Chief Financial
                          Officer, Treasurer and Secretary


Kemp, P.D.                Vice President, Connective            1 year
                          Tissue Science


Cademartori, J.T.         Vice President, Regulatory            1 year
                          Affairs, Quality Assurance
                          and Quality Control


Buehler, R.J.             Vice President, Operations            1 year